Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No. 333-            ) on Form S-4 of TMX Finance LLC and Affiliates of our report dated April 19, 2011, except for paragraphs 3, 4, and 5 of Note 19, as to which the date is July 19, 2011, relating to our audit of the consolidated financial, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Raleigh, North Carolina
September 16, 2011